UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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ELI LILLY AND COMPANY
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Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com
April 22, 2019

Dear Valued Shareholder:

On March 22, 2019, we filed our proxy statement for the Eli Lilly and Company 2019 annual meeting of shareholders, scheduled for May 6, 2019, and we encourage you to vote for the election of, Juan R. Luciano, our incoming lead independent director; Ralph Alvarez; Carolyn R. Bertozzi; and Kathi P. Seifert.

VOTE FOR JUAN R. LUCIANO, INCOMING LEAD INDEPENDENT DIRECTOR AND CHAIR OF THE FINANCE COMMITTEE; RALPH ALVAREZ, CHAIR OF THE COMPENSATION COMMITTEE; CAROLYN R. BERTOZZI; AND KATHI P. SEIFERT

In the proxy statement, our board of directors unanimously recommends a vote “for” the election of four director nominees listed in the proxy statement. ISS Proxy Advisory Services (“ISS”) has, however, recommended that its clients vote “against” all four directors, solely because of a provision in our articles of incorporation that reflects the statutory default under Indiana law by reserving bylaw amendments to our board of directors.

In its Proxy Analysis & Benchmark Policy Voting Recommendations issued April 16, 2019, ISS stated it was recommending a vote against these directors because it considered the inability of shareholders to amend our bylaws to represent a material diminution of shareholders’ rights and concluded that as no members of the Directors and Corporate Governance Committee are up for election this year, votes against all four nominees are thus warranted. Recommending a vote against these four directors is disproportionate to, and does not address, the concern raised by ISS. Further, voting against these directors could deprive our board of directors of four skilled, experienced, and diverse leaders.

All Four Directors Should Be Elected to Our Board of Directors Based on Their Skills and Experience, Including with Respect to Corporate Governance.

Each of the directors up for election this year brings a unique and valuable perspective and set of skills to our board.

Juan R. Luciano

Juan R. Luciano has been a member of the Eli Lilly and Company board of directors since 2016. Mr. Luciano has been appointed as lead independent director, effective May 2019, and currently serves as chair of the Finance Committee, and a member of the Public Policy and Compliance Committee. He brings critical experience and skills to these important roles.

Mr. Luciano brings extensive corporate and global business experience to our board, as well as a strong technology and operations background and expertise in the highly-regulated food and agriculture sectors. He is currently chief executive officer and chairman of the board of the Archer Daniels Midland Company (“ADM”), where he has established a reputation for strong, results-oriented and strategic leadership.

Mr. Luciano joined ADM in 2011 as executive vice president and chief operating officer and was named president in February 2014. He became chief executive officer in January 2015 and chairman of the board in January 2016. Under Mr. Luciano’s leadership, ADM has taken significant actions to deliver shareholder value through strategic growth, including investments in port facilities in Europe and South America, feed plants in the U.S. and China, and expanded sweetener production capacity in Eastern Europe. Mr. Luciano has also led ADM’s continued expansion into the ingredients business. At the same time, he has spearheaded operational excellence initiatives that have significantly enhanced ADM’s capital, cost and cash positions, and has led efforts to continue building the organization’s internal leadership capacity.

Before joining ADM, Mr. Luciano had a successful 25-year tenure at The Dow Chemical Company, where he last served as executive vice president and president of the Performance division. Born in Argentina, he holds an industrial engineering degree from the Buenos Aires Institute of Technology.

Mr. Luciano’s global business and regulatory experience is important to have on our board of directors because of the important parallels to the pharmaceutical industry. His experienced, independent point of view and governance experience on other public company boards will be valuable in his service as our new lead independent director.

Ralph Alvarez

Ralph Alvarez was elected to the Eli Lilly and Company board of directors in 2009 and serves as chair of the company’s Compensation Committee and as a member of the Science and Technology Committee.

Mr. Alvarez joined Advent International Corporation, a large private global equity firm, in July 2017 as an operating partner. He served as Chairman of the Board of Skylark Co., Ltd., a leading restaurant operator in Japan from 2013 through 2018. Mr. Alvarez retired as president and chief operating officer of McDonald’s Corporation in 2009, a role in which he set the global strategy and directed operations for 32,000 McDonald’s restaurants in 118 countries. He held a variety of leadership roles throughout his career, including chief operations officer and president of the central division, both with McDonald’s USA. From July 2004 until January 2005, in his role as president of McDonald’s USA, Mr. Alvarez led a team that aligned employees, owner/operators and suppliers behind the company’s “Plan to Win” strategy - a catalyst for the turnaround of its U.S. business. Mr. Alvarez served as president of McDonald’s North America from January 2005 until August 2006. In this role, he was responsible for all McDonald’s restaurants in the U.S. and Canada. Before joining the U.S. business, Alvarez was president of McDonald’s Mexico. Prior to joining McDonald’s in 1994, he held leadership positions at Burger King Corporation and Wendy’s International, Inc.

Born in Cuba, he received his bachelor’s degree in business administration from the University of Miami. Mr. Alvarez is an active advocate for education. He serves on the President’s Council and the School of Business Administration Board of Overseers for the University of Miami. Mr. Alvarez is also a member of the boards of directors of Lowe’s Companies, Inc. and Dunkin’ Brands Group, Inc.

Through his positions at Skylark Co., Ltd. and McDonald’s Corporation, and other global restaurant businesses, Mr. Alvarez has extensive experience in consumer marketing, global operations, international business, and strategic planning that are important to our company. His international experience includes a special focus on Japan and emerging markets. He also has extensive governance experience through his service on other public company boards, including Lowe’s Corporation, Inc.; Dunkin’ Brand Group, Inc.; McDonald’s Corporation; KeyCorp; Skylark Co., Ltd.; and Reology Holdings Corp.

Carolyn R. Bertozzi

Carolyn R. Bertozzi, Ph.D., was appointed to the Eli Lilly and Company board of directors in 2017 and serves on the Public Policy and Compliance and Science and Technology Committees. She is the Anne T. and Robert M. Bass Professor of Chemistry and Professor of Chemical & Systems Biology and Radiology at Stanford University, and an Investigator of the Howard Hughes Medical Institute. Dr. Bertozzi completed her undergraduate degree in chemistry from Harvard University in 1988 and her doctorate in chemistry from the University of California, Berkeley in 1993. After completing postdoctoral work at the University of California, San Francisco in the field of cellular immunology, she joined the University of California, Berkeley faculty in 1996. In June 2015, she joined the faculty at Stanford University, coincident with the launch of Stanford's Chemistry, Engineering & Medicine for Human Health Institute.

Dr. Bertozzi's research interests span the disciplines of chemistry and biology. Her lab focuses on profiling changes in certain reactions on the surface of cells associated with cancer, inflammation and bacterial infection, and employing this information for development of diagnostic and therapeutic approaches, most recently in the area of immuno-oncology. She has been recognized with many honors and awards for her research accomplishments. She is an elected member of the Institute of

Medicine, National Academy of Sciences, and American Academy of Arts and Sciences. She has been awarded the Lemelson-MIT Prize, the Heinrich Wieland Prize and a MacArthur Foundation Fellowship, among many others.

Dr. Bertozzi’s scientific experience and expertise are invaluable to our board of directors, as her interests in chemistry, biology, cancer, and inflammation are directly relevant to our business and scientific innovation is key to our success.

Kathi P. Seifert

Kathi P. Seifert was elected to the Eli Lilly and Company board of directors in 1995 and serves as a member of our Audit and Compensation Committees. She is a retired executive vice president of Kimberly-Clark Corporation, which she joined in 1978 as a product manager and where she held several marketing and leadership positions before being elected executive vice president in November 1999. She retired in June 2004. Prior to joining Kimberly-Clark, Ms. Seifert held management positions at Procter & Gamble, Beatrice Foods and Fort Howard Paper Company. A native of Appleton, Wisconsin, she received a bachelor of science degree from Valparaiso University.

Ms. Seifert is currently the chairman of Katapult LLC and is a member of the boards of directors of Investors Community Bank, Fox Cities Chamber of Commerce, Fox Cities Building for the Arts, Greater Fox Cities Habitat for Humanity and the Community Foundation for the Fox Valley Region, Inc.

Ms. Seifert brings strong expertise in consumer marketing and brand management, having led sales and marketing for several worldwide brands, with a special focus on consumer health. These skills and experience are important to our board, as communicating the value of our products to patients is vital to our future success.

Ms. Seifert also has strong corporate governance experience through service on other public company boards in a variety of industries. These boards include Investors Community Bank; Albertsons; Revlon Consumer Products Co.; Supervalu Inc.; and Lexmark International, Inc.

Based on the board’s assessment of each director’s individual performance, we strongly believe that Mr. Luciano, Mr. Alvarez, Dr. Bertozzi, and Ms. Seifert should be elected to our board of directors.

Our board of directors and the Directors and Corporate Governance Committee regularly consider whether changes should be made to our corporate governance practices to ensure that we remain a leader in corporate governance and remain accountable to our shareholders. As described in our proxy statement, in 2018 we spoke with a number of our investors on important topics, such as governance (including shareholders' ability to amend the bylaws), board composition and succession planning, executive compensation, environmental and social responsibility, and drug pricing, among other topics. The overall tone of these conversations was productive and positive. Feedback from these conversations has been discussed with us, our Compensation Committee, and our Directors and Corporate Governance Committee, and was a key input into board discussions and actions on a variety of corporate governance topics, including management proposals for consideration at the

2019 annual meeting to eliminate our classified board structure and supermajority voting provisions in our articles of incorporation.

After deliberation, our board continues to believe that enabling shareholders to amend the bylaws is not in the best interests of the company or in the best long-term interests of shareholders.  We believe our longstanding approach to bylaw amendments prevents abuse of our bylaws by a single shareholder or a special interest shareholder group that has no duties to other shareholders and that the board of directors, which answers to all shareholders, is better positioned to ensure that any bylaw amendments are designed to protect and maximize long-term value for all our shareholders. The board of directors and the Directors and Corporate Governance Committee remain committed to engagement with our investors and welcome investor feedback on this and any other corporate governance issues that our investors find important.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL FOUR DIRECTOR NOMINEES TO OUR BOARD OF DIRECTORS.

As always, we thank you for supporting Lilly.

David A. Ricks
CEO and Chairman of the Board

Ellen R. Marram
Lead Independent Director